OFFICER, DIRECTOR AND SECURITYHOLDER LOCK-UP AGREEMENT

____________, 2006

IT&E International Group, Inc.
505 Lomas Santa Fe Drive, Suite 200
Solana Beach, California 92075

Ladies and Gentlemen:

The undersigned (the “Securityholder”) understands that IT&E International Group, Inc. (the “Company”) has entered into that certain Agreement and Plan of Merger of even date hereof (the “Merger Agreement”) by and among the Company IT&E Merger Sub, Inc., IT&E Acquisition Co., Inc., Averion Inc. (“Averion”), Securityholder and the other signatories thereto in part based on the undersigned’s entry into this Letter Agreement (the “Letter Agreement”). Pursuant to the Merger Agreement, the Company paid the undersigned certain consideration, including shares of Series E Convertible Preferred Stock, Subordinated Promissory Notes and shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

1.	For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Securityholder agrees that the Securityholder will not, without the prior written consent of the Company, directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, enter into any contract to sell or otherwise dispose of or transfer any shares of Common Stock or other equity securities of the Company (including without limitation, any shares of Common Stock which may be deemed to be beneficially owned by the Securityholder in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and any shares of Common Stock which may be issued upon exercise of any stock options or warrants or upon conversion or exchange of any convertible or exchangeable securities) or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for, Common Stock (collectively, “Rights”) (together the Rights and Common Stock are referred to herein as the “Restricted Shares”) or enter into any Hedging Transaction (as defined below) (each of the foregoing referred to as a “Disposition”) except as follows: (i) twenty five percent (25%) of the Securityholder’s Restricted Shares may be sold by the holder upon the later of six (6) months from the date hereof or the date on which a registration statement covering the resale of the shares of Common Stock is declared effective by the SEC, (ii) after sales permitted by (i), an additional thirty seven and a half percent (37.5%) of the Securityholder Restricted Shares may be sold if the purchase price obtained by such selling Securityholder is $0.75 or more, and (iii) after (i) and (ii), any remaining amount of Restricted Shares may be sold by the Securityholder after three (3) years from the date hereof (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the Securityholder from engaging in any Hedging Transaction or other transaction which is designed to or is reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the Securityholder. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock or any Rights. The foregoing restrictions set forth in this paragraph shall apply to all Restricted Shares now owned or hereafter acquired by the Securityholder, except that such restrictions shall not apply to shares of Common Stock and Rights acquired in open market transactions after the closing of the merger as set forth in the Merger Agreement.

2.	Notwithstanding the foregoing, in the event that ComVest Investment Partners II or an affiliate (“ComVest”) sells, at any time or from time to time, any of its securities purchased pursuant to the Securities Purchase Agreement dated November 9, 2005 (the “Securities Purchase Agreement”) (the “ComVest Securities”), then the Securityholder shall immediately be entitled to sell the same proportion of shares sold by ComVest irrespective of the lock-up provisions contained in Section 1 (“Released Shares”). For purposes of illustration, if ComVest were to sell 10% of the ComVest Securities, then the Securityholder would be entitled to sell 10% of the securities owned by them irrespective of the lock-up provisions contained in Section 1. Such Released Shares shall be allocated first to the shares set forth in subsection (iii) of Section 1, such that the three (3) year lock-up shall no longer apply to the Released Shares, then to the shares set forth in subsection (ii) of Section 1, and then to the shares set forth in subsection (i) of Section 1. ComVest shall promptly provide written notice to the Securityholder of each sale of ComVest Securities and a reasonably detailed calculation setting forth the percentage of ComVest Securities sold. An exercise of the warrants issued to ComVest pursuant to that certain Securities Purchase Agreement dated as of November 9, 2005 or any distribution of the ComVest Securities by ComVest to its members shall not be deemed a sale by ComVest and shall not release the Securityholder from the terms of the lock-up.

3.	Notwithstanding the foregoing, the Securityholder may transfer any or all of the Securityholder’s Restricted Shares (i) if the Securityholder is a natural person, by gift, will or intestacy so long as the transfer is not for value; (ii) if the Securityholder is a natural person, to any trust for the direct or indirect benefit of the Securityholder or the immediate family of the Securityholder so long as the transfer is not for value; (iii) if the Securityholder is a partnership, to a partner of such partnership or a retired partner of such partnership who retires after the date hereof so long as the transfer is not for value; and (iv) if the Securityholder is a corporation, limited liability company or limited partnership to any of its wholly-owned subsidiaries; provided, however, that in any such case it shall be a condition to the transfer that, prior to or concurrently with such transfer, the transferee executes and delivers to the Company an agreement, in form and substance satisfactory to the Company, stating that the transferee is receiving and agrees to hold the Restricted Shares, as the case may be, subject to the provisions of this Letter Agreement, and there shall be no further transfer of such Restricted Shares, as the case may be, except in accordance with this Letter Agreement. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, or adoption, not more remote than first cousin.

4.	Without limiting the restrictions herein, any Disposition by the Securityholder shall remain at all times subject to applicable securities laws, including without limitation the resale restrictions imposed by Rule 144 promulgated under the Securities Act of 1933, as amended.

5.	The Securityholder hereby agrees that, to the extent that the terms of this Letter Agreement conflict with or are in any way inconsistent with any registration rights agreement or similar agreement to which the Securityholder is a party or under which the Securityholder is entitled to any right or benefit, this Letter Agreement supersedes such registration rights agreement or similar agreements.

6.	The Securityholder understands that the Company will proceed with the Merger in reliance on this Letter Agreement.

7.	This Agreement may be amended or a provision hereof waived only in a writing signed by the Company and the consent of the holders of a majority of the Common Stock issued pursuant to the Merger Agreement (“Required Majority”). Any amendment to or waiver of this Agreement implemented pursuant to a writing signed by the Company and a Required Majority in compliance with this Section shall be binding upon Securityholder and, as the case may be, its successors or assigns.

8.	This Letter Agreement shall be governed by the laws of the State of Delaware, without regard to any applicable choice of law provisions.

9.	The Securityholder hereby represents and warrants that the Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement has been duly authorized (if applicable), executed and delivered by the Securityholder and is a valid and binding agreement of the Securityholder. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Securityholder and any obligations of the Securityholder shall be binding upon the heirs, personal representatives, successors and assigns of the Securityholder.

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Very truly yours

/s/ Philip T. Lavin
(Signature)

Philip T. Lavin
(Print Name)

__________________________________
(Print Name of Securityholder, if
Securityholder is an entity)

[Signature Page to Philip T. Lavin Lock-Up Agreement]

Consent of Spouse

        I, the spouse of the above-named Securityholder, acknowledge and agree that I am bound by the terms of this Letter Agreement as to any and all interests I may have in securities or options issued by the Company acquired, held or beneficially owned by my spouse.

__________________________________

__________________________________ Print Name

[Consent of Spouse Signature Page to Lock-Up Agreement]